Exhibit 10.34
SERVICES AGREEMENT
This Agreement is entered into by and between General Atomics, a California corporation (“GA”) and Oceanic Exploration Company, a Delaware corporation (“Oceanic”), and is effective August 1, 2007 (the “Effective Date”). GA and Oceanic are individually referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Oceanic wishes GA to provide it with consulting services and GA is willing to provide such services.
NOW THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained, the Parties hereto agree as follows:
1.	Scope of Services. GA shall provide consulting services in coordinating various activities in support of Oceanic efforts regarding the East Timor Project. The services shall be performed by Mr. Karsten Blue. GA may not use any other personnel to perform services under this Agreement without the written approval of Oceanic.

2.	Term. This Agreement shall commence as of the Effective Date and shall remain in effect until terminated by either Party in accordance with the Termination provision set forth in Paragraph 10 below.

3.	Consideration/Payment. Labor-related costs, including salary and fringe benefits, incurred in the performance of services identified in Paragraph 1 shall be billed at a fixed monthly amount of $6,500.00. Non-labor related costs, including travel, required in the performance of services identified in Paragraph 1 shall be billed at actual cost plus a fixed handling fee of 2.5%. Payments to GA for services rendered will be both due and payable in full no later than 30 days after the invoice date. All payments made pursuant to this Agreement will be in U.S. Dollars and will be made via check to the address designated on the GA invoice.

The Parties acknowledge that the $6,500.00 fixed monthly amount provided for, herein, shall be reviewed annually. That amount may be adjusted by mutual agreement between the parties.

4.	Limitation of Liability. Each Party hereto shall use its reasonable efforts in the performance of its obligations under this Agreement; and, provided it has done so, shall not be liable to the other Party for any loss or damage of whatever nature sustained by the other Party, as a result of such performance. The provision of this Paragraph 4 shall apply notwithstanding any conflicting provision(s) of any other agreement and to the full extent permitted by law and regardless of fault.

5.	Standards and Remedies. If the performance of any tasks by GA under this Agreement was not in accordance with that which could be reasonably expected, Oceanic will give GA prompt notice and GA will, if practicable at that time, re-perform the non-complying portion of the work in accordance with the terms of this Agreement. Such re-performance by GA shall be Oceanic’s exclusive remedy and shall be GA’s sole obligation. GA shall not be responsible for the use of or the inability to use any information furnished in conjunction with the work performed hereunder.

THE EXPRESS UNDERSTANDING AND THE REMEDY SET FORTH IN THIS PARAGRAPH 5 ARE EXCLUSIVE AND NO WARRANTIES OR REMEDIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USAGE SHALL APPLY.

6.	Conflict of Interest. If in rendering services hereunder either Party at any time has reason to believe that such services may involve matters as to which the respective interests of the Parties may be in conflict, the Party which first becomes aware of the potential conflict of interests shall immediately advise the other Party and call attention to any possible means by which such conflicts may be reconciled and eliminated.

7.	Action by the Parties. Neither Party hereto shall be responsible for the acts or omissions of the other Party’s employees, contractors, subcontractors, or agents and, except as may be otherwise stated in a separate agreement, neither Party shall be liable for any property damage or personal injury caused by any act or failure to act by such employees, contractors, subcontractors or agents of the other Party.

8.	Assignment. The delegating or assigning by either Party hereto of any or all of its duties or rights hereunder may be made only with the written consent of the other Party.

9.	Applicable Law. The rights and obligations of the Parties hereto shall be interpreted in accordance with and governed in all aspects by the laws of the State of Delaware.

10.	Termination. Either Party hereto may terminate this Agreement at any time by providing notice in writing at least thirty (30) calendar days in advance of the effective date of such termination. Paragraph 4 and Paragraph 7 shall survive termination of this Agreement as long as is permitted by law. Notwithstanding the above, this Agreement shall terminate immediately upon the termination of Mr. Karsten Blue’s employment with General Atomics.

11.	Notices. Notices under this Agreement will, until further notice, be in writing and will be sent by facsimile followed by courier mail to the respective Parties at the addresses below:

Oceanic:	Oceanic Exploration Company
7800 East Dorado Place, Suite 250
Englewood, Colorado 80111
Attention: Courtney Cowgill, CFO
Facsimile No.: (303) 779-8644

GA:	General Atomics
3550 General Atomics Court
San Diego, California 9212
Attention: Denyce Carter, Vice-President Contracts and Purchasing
Facsimile No.: (858) 455-3545

12.	Severability. In the event that one or more provisions contained herein is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby and the Parties agree to replace such invalid, illegal or unenforceable term or provision with an enforceable and valid arrangement that in its economic effect, will be as close as possible to the invalid, illegal or unenforceable term or provision.

13.	Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter set forth herein and supersedes any and all other agreement, oral or written, in respect to the subject matter hereof. With the exception of a change in price per Paragraph 3, this Agreement shall not be modified or amended except by an instrument in writing signed by authorized representatives of both Parties.

General Atomics		Oceanic Exploration Company

By:	/s/ Denyce Carter	By:	/s/ Courtney Cowgill

	Denyce Carter, Vice-President		Courtney Cowgill
	Contracts and Purchasing		CFO/Corporate Treasurer